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                                                                      Exhibit 11

                            BHA GROUP HOLDINGS, INC.

                        COMPUTATION OF PER SHARE EARNINGS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                                                    YEAR ENDED SEPTEMBER 30,
                                                                                          1995               1996              1997

Net Earnings                                                                              $5,954            $6,707            $8,101
Weighted average number of common and common stock
equivalent shares:

    Weighted average number of outstanding common                                          6,861             6,614             6,569
    shares*

    Dilutive effect (excess of number of shares issuable over
    number of shares assumed to be repurchased with the
    proceeds of exercised options based on the average market
    price during the period)*                                                                150               137               409
                                                                                          ------            ------            ------
                                                                                           7,011             6,751             6,978

Earnings per common and common stock equivalent shares:*                                  $  .85            $  .99            $ 1.16
                                                                                          ------            ------            ------

Weighted average number of common and common stock equivalent shares, assuming full dilution:

    Additional dilutive effect (reduction in number of shares
    assumed to be repurchased with the proceeds of exercised
    stock options based on the end of the period market price of
    the stock, if higher than the average price)*                                             15                11                29
                                                                                          ------            ------            ------

                                                                                           7,026             6,762             7,007
                                                                                          ------            ------            ------
Earnings per common and common stock equivalent shares
assuming full dilution:*                                                                  $  .85            $  .99            $ 1.16
                                                                                          ------            ------            ------


* All periods presented have been adjusted to reflect the 1996 and 1997 Stock dividend of 10%.


                                      -37-

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